EXHIBIT 14


            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights for the Acquiring Fund" and in Sections 4.1(i) and 4.2(h) of "Representations and Warranties" in Appendix A of the Proxy Statement/Prospectus of Security Income Fund, relating to the reorganization of the Income Opportunity Series into the High Yield Series and to the incorporation by reference of our report dated February 27, 2008, with respect to the financial statements and financial highlights of each series of Security Income Fund in this Registration Statement (Form N-14), filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP

Kansas City, Missouri
March 28, 2008